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Exhibit 3.1.1

                       SOCRATES TECHNOLOGIES CORPORATION
                           AUDIT COMMITTEE CHARTER

                              Adopted June 6, 2000

I.      PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices, and the quality and integrity of financial reports and systems. The Audit Committee will also have oversight of corporate risk management, legal compliance and business ethics matters (that are not handled by the Conflicts Committee). Key components of fulfilling this charge include:

Facilitating and maintaining an open avenue of communication among the Board of Directors, Audit Committee, Senior Management, the independent external accountants and the internal audit staff.

Serving as an independent and objective party to monitor the Company's financial reporting process and internal control systems.

Reviewing and appraising the efforts of the independent external accountants.

Providing direction to and oversight of the Internal Audit functions.

Review of the Company's business insurance program on an annual basis.

Review of any senior management expense accounts as determined appropriate by the Audit Committee.

II. ORGANIZATION/COMPOSITION

The Audit Committee will be comprised of three or more directors as determined by the Board of Directors, each of whom shall be "independent directors" as defined in the Blue Ribbon Committee Report on Improving the Effectiveness of Corporate Audit Committees. The members will be free from any financial, family or other material personal relationship that, in the opinion of the Board of Directors or Audit Committee members, would interfere with the exercise of his or her independence from management and the Company. All members of the Audit Committee will have a working familiarity with basic finance and accounting practices and at least one member must have accounting or related financial management expertise.

III.    MEETINGS

The Audit Committee will meet at least four times annually, once each fiscal quarter. Additional meetings may occur more frequently as circumstances dictate. The Audit Committee will request legal updates from the General Counsel and/or other outside legal resources as they determine the need exists. The Audit Committee Chairman should meet with the Internal Audit Director prior to the scheduled Audit Committee meetings to finalize the meeting agenda and overview issues to be discussed. The Audit Committee members will have sole discretion in determining the meeting attendees and agenda.

IV. RESPONSIBILITIES AND DUTIES

The Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and provide reasonable assurance to the Board of Directors that the accounting and reporting practices of the Company and its subsidiaries are in accordance with requirements and an effective legal compliance and business ethics program exists.

The Audit Committee will fulfill its duties and responsibilities as follows:

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General

Adopt a formal written charter that is approved by the full Board of Directors that specifies the scope of responsibility, process, membership, etc. The charter will be reviewed as necessary, but at least annually by the Board of Directors.

Maintain written minutes or other records of meetings and activities.

Report Audit Committee actions to the Board of Directors with such recommendations the Audit Committee may deem appropriate.

From time to time, the Audit Committee will meet in separate executive sessions (without members of senior management present) with both the Independent Accountants and the Director - Internal Audit to discuss matters that the Audit Committee or any of these groups believe should be discussed privately.

Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities or concern. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

External/Independent Accountants

Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees to be paid to the independent accountants. Annually, the Audit Committee will ensure a formal written statement delineating all relationships between the independent accountants and the Company is received from said side accountants, which statement shall state all significant relationships the independent accountants have with the Company in order to determine the independent accountants' independence.

Approve any replacement of the independent accountants.

Consult with independent accountants out of management's presence about internal controls and the fullness/accuracy of the financial statements.

Meet with the independent accountants and financial management of the Company to review the scope of the proposed external audit for the current year. The audit scope shall include a requirement that the independent accountants inform the Audit Committee of any significant changes in the independent accountant's original audit plan. In addition, the scope shall require that the outside accountants conduct a SAS 71 Interim Financial Review prior to the Company's filing of each quarterly report to shareholders (Form 10-Q).

Review the coordination of internal and external audit procedures to promote an effective use of the Company resources and ensure complete, but non-redundant, audit coverage of the Company's subsidiaries and operations.

Instruct the independent accountants that the Board of Directors is the accountant's client.

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Internal Audit

Review and approve the annual internal audit plan and any significant changes to the internal audit plan.

Review the adequacy of internal audit staffing.

Approve the internal audit charter.

Inquire of the directors regarding the adequacy and effectiveness of accounting and financial controls and request recommendations for improvements.

Review a summary of findings and completed internal audits and a progress report on executing the approved internal audit plan.

Inquire of the Director - Internal Audit regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

Review and concur in the appointment, replacement, reassignment, or dismissal of the Director - Internal Audit.


Financial Statements/Internal Controls.

Review the annual financial statements with both management and the independent accountants. Determine that the independent auditors are satisfied with the disclosure and content of the financial statements, including the nature and extent of any significant changes in accounting principles, and approve such financial statements prior to release of the annual earnings.

Review interim financial statements with management, prior to the public release of information, and inquire of management and the independent auditors of any significant reporting or disclosure issues pertaining to the financial statements of which the Audit Committee should be review and or be made aware.

Consider external auditors' judgments regarding the quality and appropriateness of both interim and annual financial statements.

Make inquiries of management and external auditors concerning the adequacy of the Company's system of internal controls.

Advise financial management and the independent auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

Advise financial management and the independent auditor to discuss with the Audit Committee their qualitative judgments about the appropriateness and acceptability of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.


Ethics and Business Conduct

Provide oversight to the business ethics and compliance program.

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Require management to report on procedures that provide assurance that the
Company's mission, values, and code of conduct are properly communicated to all employees on a regular basis.

Review the Company's code of conduct annually and direct management to establish a system reasonably designed to assure compliance with the code.

Review the programs and policies of the company designed by management to assure compliance with applicable laws and regulations and monitor the results of the compliance efforts.

Legal

Meet with company legal counsel to review any legal matters that may have a significant impact on the Company's overall financials.

END